EXHIBIT 99.1

10753 Macatawa Drive
Holland, MI 49424

NEWS RELEASE

NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: Contact:	MCBC Immediate February 10, 2009 Phil Koning, President 616.820.1429

Macatawa Bank Corp. Announces Leadership Changes

Holland, Michigan, February 10, 2009 — Macatawa Bank Corp. today announced leadership changes at the board and executive level, including the resignation of Benj. A Smith III as Chairman and CEO. Smith will continue to serve as director of the holding company and the bank.

Robert E. DenHerder, currently a Director of the holding company and Macatawa Bank, has stepped into the role of chairman. Bank President Phillip J. Koning and Ronald L. Haan, Executive Vice President, will share the newly created post of Office of the Chief Executive. In this role, they will be responsible for providing strategic direction, ongoing leadership and day-to-day operational oversight of Macatawa Bank Corp.

Smith, who founded Macatawa Bank in 1997, will continue to serve his current term on the holding company and bank boards of directors. He will remain an employee of the bank, serving in an advisory role to support the management team.

Haan, who joined Macatawa in 2005, was also appointed to the Corporation’s Board of Directors. Additionally, Haan will serve as Secretary-Treasurer of the Corporation.

“For the past decade, Ben has been the driving force behind the establishment of Macatawa as the community bank in West Michigan,” DenHerder said. “Through his leadership and vision, he has built a thriving franchise that has truly changed the way banking is done in our community.

“In Phil, Ron and other leaders, Ben has assembled a management team who can now guide the bank through its next phase of growth. Ben’s leadership during Macatawa’s formative years has been critical to our success, providing the bank with a strong foundation on which to build. His contributions have been immeasurable.”

Backed by more than 30 years of banking experience, Smith launched Macatawa Bank in November 1997 with the goal of providing superior financial products and excellent customer service to residents, businesses and organizations in West Michigan. From a single branch and 10 employees, Macatawa Bank has grown to 26 locations, more than 400 employees and more than $2.10 billion in assets.

In 2006, Smith duplicated his successful community banking model to Clearwater, Fla., where he established Florida Shores Bank. Florida Shores is a full-service commercial bank that has grown to four locations, with two more expected to open in the first half of this year.

“As a significant shareholder of Macatawa, I am – and will – remain its single biggest supporter,” Smith said. “In recent years, I have divided my time between the operations in West Michigan and South Florida.

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“As a mature operation, Macatawa has a good board and management team that I believe will enable it to weather the challenges that all financial institutions now face. The time has come for me to focus more closely on the Florida group to develop their talents and resources. Macatawa Bank remains in good hands, and I am proud of the results that we have achieved and the impact that we have had on the community.”

DenHerder is a founding director of Macatawa Bank Corp. and Macatawa Bank. He and his family have deep roots in local community banking that go back several generations.  Members of the DenHerder family were shareholders and involved in executive management at First Michigan Bank Corp., a West Michigan community bank that was sold to a large, regional bank shortly before Macatawa was founded.

DenHerder currently serves as president of Premovation Audio, a Holland-based company that provides custom sales and installation of audio and video equipment. He spent nearly two decades as president of Uniform Color Co., a Holland manufacturer of color concentrates for the plastics industry.

About Macatawa Bank
Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

"CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to capital raising activities, dividends, future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”

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